Exhibit 10.9
VIR BIOTECHNOLOGY, INC.
DISCRETIONARY BONUS PLAN
ARTICLE 1

PURPOSE OF THE PLAN
This Discretionary Bonus Plan (the “Plan”) is established to provide an incentive to selected employees to promote the success of Vir Biotechnology, Inc. (the “Company”) by offering an opportunity to receive additional compensation based on corporate performance measured against corporate goals, adjusted for, among other things, personal performance. The Plan is intended to achieve the following:
1.1Encourage employees to work to meet objectives consistent with enhancing the Company’s shareholder value.
1.2Facilitate the Company’s ability to attract, retain, and motivate top talent.
1.3Ensure that employees are held accountable, and appropriately rewarded, for both Company and individual performance.
ARTICLE 2

DEFINITIONS
1.4Base Salary – For salaried employees, Base Salary may be one of the following: (a) the regular base salary of a Participant at the end of the relevant Plan Year, (b) the weighted average of a Participant’s base salary for a Plan Year, or (c) some other base salary calculation as reasonably and in good faith determined by Company management from time to time. For hourly employees, Base Salary is the base straight time rate of pay paid to the employee during the relevant calendar year. In each such case Base Salary excludes any incentive compensation, commissions, over-time payments, option exercise income, any equity-related amounts, retroactive payments (e.g., make-whole payments) and any other payments of compensation of any kind. Base Salary will be determined by the Company in its sole discretion.
1.5Board – The Board of Directors of the Company.
1.6Committee – The Compensation Committee of the Board as from time to time appointed or constituted by the Board, provided that the Board may act as the Committee at any time.
1.7Company Group – Vir Biotechnology, Inc. and those subsidiaries that the Board has, from time to time, designated as participating employers, if any.
1.8Employee – Any person who is employed by the Company Group and who is paid on the Company Group’s normal employee payroll. Unless required by applicable law, the term shall not include (a) any employee who, during any part of a Plan Year, was represented by a collective bargaining agent, unless the relevant collective bargaining agreement provides for participation in this Plan, (b) anyone whose compensation is paid by a third party (other than the Company’s third party payroll administrator), or (c) anyone who was classified by the Company Group as a temporary employee, independent contractor, consultant, intern or agent, even if such classification is wrong.
1.9Participant – Any Employee selected to participate in the Plan in accordance with its terms.
1.10Plan – This Vir Biotechnology, Inc. Discretionary Bonus Plan.
1.11Plan Year – The calendar year, but the Plan Year may be changed at any time by the Committee.

ARTICLE 3

ELIGIBILITY FOR PARTICIPATION
Participants generally are all Employees of the Company Group, as long as they are employed with the Company Group no later than September 30 of the relevant Plan Year, remain employed with the Company Group through the end of the relevant Plan Year and do not voluntarily resign before the date of bonus payment as established by the Company. For clarity, employees who are terminated involuntarily due to substandard job performance or misconduct, as determined in the Company’s sole discretion, are not eligible to participate in the Plan. Eligible Participants who work a partial calendar year will be eligible for a pro-rated bonus based on the Participant’s number of active calendar days of employment divided by 365.
Each Participant will be assigned a target bonus (based on a percentage of annual base pay) aligned to the Participant’s level in the Company’s job architecture (the “Target Award”).

BONUS ATTAINMENT
1.12During each Plan Year, the Board will determine the corporate goals and corporate attainment factors relevant to the Plan. The Board may, at any time, prospectively or retroactively, revise the applicable corporate goals and corporate attainment factors.
1.13As early as feasible after the end of each Plan Year, the Board and/or the Compensation Committee, in their sole discretion respectively, shall determine corporate goal attainment for the prior calendar year (“Corporate Attainment”), expressed as a percentage of attainment.
1.14Based on Corporate Attainment, the Company’s executive management shall recommend to the Company’s Chief Executive Officer (“CEO”) for her or his review and approval an award amount for each Participant below the level of CEO (“Proposed Awards”), which the Company’s CEO, in her or his sole discretion, may accept, increase within the range approved by the Committee, or decrease, including to zero (the “Award”). In turn, the Compensation Committee will determine the CEO’s Award based on Corporate Attainment and adjusted for individual performance. To complete the process, the Compensation Committee will review and authorize final approval of all employee Awards.
1.15For the sake of clarity, the amount of a Participant’s Award may be different than the percentage approved by the Committee and/or any award proposed by executive management (including being reduced to zero) based on, among other things, a Participant’s non-compliance with applicable law and/or Company Group policies, conduct, job performance, performance evaluations, having received a performance improvement plan, letter of reprimand, job performance counseling, professional conduct counseling, other form of discipline, and/or any other legitimate, non-discriminatory business factors determined relevant during the Award determination process.
1.16The sum of the Awards for a Plan Year may not exceed the bonus pool (as determined based on Corporate Attainment) for the applicable Plan Year. The entire bonus pool need not be paid to Participants, as determined by the Chief Executive Officer in her or his sole discretion.
1.17Incentive compensation payments will be made in accordance with Article 4.
1.18Any bonus budget and the Awards do not represent a segregated fund of assets. Participants have no claim on any particular Company Group assets, either before or after the Proposed Awards or Awards are determined or authorized for the Plan Year. Any incentive compensation paid with respect to the Plan will be paid from the general assets of the Company.
ARTICLE 4

INCENTIVE COMPENSATION PAYMENTS
1.19AUTHORIZATION OF PAYMENTS – No Award is payable under the Plan for any Plan Year unless and until the Board determines Corporate Attainment and the Committee authorizes the Awards for Participants generally and for Participants who are members of the Section 16 Group in particular.

1.20METHOD AND TIME OF PAYMENT
(a)Any Award authorized for each Participant with respect to each Plan Year shall be paid to such Participant in cash, Company equity awards (including awards of Company common stock), or in any other form or combination determined by the Committee following the close of the Plan Year and within two and one-half months after the close of the Plan Year.
(b)All Incentive compensation payments shall be paid net of any taxes or other amounts required to be withheld.
(c)CLAW-BACK – Each and every payment to a Participant pursuant to the Plan shall be subject to the right of the Company to recover the payment (and reasonable interest thereon) (a) in the event that the Committee determines in good faith that the Participant’s fraud or misconduct has caused or partially caused the need for a material restatement of the Company’s financial statements for the Plan Year to which the Plan payment relates or (b) pursuant to any Company claw-back policy in effect from time to time. The Committee’s decision regarding whether the Participant has forfeited awards is final and binding in the absence of demonstrable fraud or bad faith on the part of the Committee in making such a decision.
1.21RIGHTS OF PARTICIPANTS
(a)Participation for one Plan Year does not mean that an individual will be a Participant in future Plan Years. Likewise receipt of an Award for one Plan Year does not mean that the individual will receive Awards in future Plan Years.
(b)The establishment of a bonus pool, if any, in a given Plan Year is subject to the discretion of the Board and/or the Compensation Committee. No Participant shall have any right to require establishment of a bonus pool for any Plan Year. No Participant shall have any vested interest or property right or any share in any amounts that may be established as a bonus pool.
(c)All payments are subject to the discretion of the Committee. No Participant shall have any right to require the Committee to authorize any Awards under the Plan. Even though the Participant’s performance may be assessed periodically during the Plan Year, the final determination of a Participant’s Award, if any, is subject to the Company’s sole and absolute discretion. The mere existence of periodic assessments or tracking does not give the Participant any basis for claiming any incentive compensation under this Plan on a pro rata basis for the Plan Year or otherwise.
(d)Nothing in this Plan gives a Participant the right to remain in the employ of the Company Group. Except to the extent explicitly provided otherwise in a then effective written employment contract executed by Participant and the Company Group, or as otherwise required by applicable law, each Participant is an at will employee whose employment may be terminated without liability at any time for any reason.
ARTICLE 5

ADMINISTRATION
(e)The Plan shall be administered under the direction of the Committee. The Committee shall have the right to construe the Plan, to interpret any provision of the Plan, including to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion the Committee deems appropriate in its sole and absolute discretion, to make rules and regulations relating to the Plan, and to determine any factual question arising in connection with the Plan’s operation. Any decision made by the Committee under the provisions of this Article shall be conclusive and binding on all parties concerned. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court or in any other forum and shall be upheld unless clearly arbitrary or capricious.
(f)The Committee may delegate to the officers or employees of the Company the authority to execute and deliver those instruments and documents, to do all acts and things, and to take all other steps deemed necessary, advisable or convenient for the effective administration of this Plan in accordance with its terms and purpose. For the avoidance of doubt, the Committee may not delegate the duty to approve Corporate Attainment or to authorize Awards.

ARTICLE 6

AMENDMENT OR TERMINATION OF PLAN
The Board or the Committee shall have the unilateral right to terminate or amend this Plan at any time with respect to all or some Participants with respect to any unpaid bonus amounts, and to suspend and/or discontinue the Plan. Notwithstanding the foregoing, the Committee shall not have the right to amend the plan to divest the Board of the unilateral right to determine the Corporate Attainment or to amend, suspend or terminate the Plan.
ARTICLE 7

GOVERNING LAW
With respect to each Participant in the United States, the Plan shall be governed and administered in accordance with the laws applicable to the jurisdiction in which each Participant primarily worked during the relevant Plan Year. With respect to each Participant outside of the United States, the Plan shall be governed and administered in accordance with Delaware law, without regard to any provision of Delaware law that would result in the application of another jurisdiction’s laws.
ARTICLE 8
EFFECTIVE DATE
The Plan was first effective for the 2025 calendar year.
4